CUSIP No. 68277G107**	13G	Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares, par value US$0.0001 per share, of Onion Global Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 9, 2022.

YGC Holdings Limited

By:	/s/ Hong Shi
Name:	Hong Shi
Title:	Director

Shanghai Fenghao Enterprise Management L.P.

By: Tibet Xianfeng Qiyun Investment Consulting Co., Ltd., as its general partner

By:	/s/ Shiyu Wang
Name:	Shiyu Wang
Title:	Director

Tibet Xianfeng Qiyun Investment Consulting Co., Ltd.

By:	/s/ Shiyu Wang
Name:	Shiyu Wang
Title:	Director

Lhasa Nianqing Enterprise Management Co., Ltd.

By:	/s/ Xiaoye Wang
Name:	Xiaoye Wang
Title:	Director

Keyi Chen

/s/ Keyi Chen
Name:	Keyi Chen